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                                                                    EXHIBIT 99.1

LITTELFUSE ELECTS NEW DIRECTOR
Monday July 30, 4:08 pm ET

DES PLAINES, Ill.--(BUSINESS WIRE)--Littelfuse, Inc. (NASDAQ/NGS:LFUS) today announced the election of T.J. Chung, 44, to the company's Board of Directors. Chung is President and CEO of Navman Wireless, a market leader in fleet management solutions and GPS technologies.

"We are very pleased to welcome T.J. Chung to our Board of Directors. T.J. has extensive experience with technology companies worldwide, especially in Asia. He also has a strong background in strategic planning, operations, acquisitions and integration activity. We look forward to drawing on his global expertise as we move ahead with our long-term growth strategies and continue to expand our presence in Asia," said Gordon Hunter, Chief Executive Officer of Littelfuse.

Chung recently assumed his current position with Navman Wireless, acquired from the New Technologies Division of Brunswick Corporation (NYSE: BC - News). Since 2002, Chung served as the President of the New Technologies Division of Brunswick Corporation. The New Technologies Division delivers electronics and software products and services to multiple vertical markets, including the fast-growing Asia region, the United States and Europe. Under Chung's leadership, the division grew rapidly through an active acquisition program and aggressive organic growth. Prior to that, he served as Vice President-Strategy of Brunswick Corporation, where he was responsible for corporate-wide strategic planning, mergers and acquisitions, and information technology.

Chung has 20 years of executive, global management, and technology development experience in electronics and industrial markets. Chung earned his bachelor's degree in science, electrical and computer engineering from the University of Texas-Austin. He also holds a Master of Science degree in computer science from North Carolina State University in Raleigh, North Carolina, and a Master of Business Administration degree from the Fuqua School of Business at Duke University.